UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23. 2009

Inter-Atlantic Financial, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33721	20-8237170
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Madison Ave. New York, NY	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 581-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On April 23, 2009, Inter-Atlantic Financial, Inc., a Delaware corporation (“IAN”), entered into a Stock Purchase Agreement (the “Agreement”) with Patriot Risk Management, Inc., a Delaware corporation (“Patriot”), and the shareholders of Patriot who are a signatory to the Agreement, pursuant to which IAN agreed to acquire all of Patriot’s issued and outstanding capital stock.

Pursuant to the terms of the Agreement, IAN will purchase all of Patriot’s issued and outstanding capital stock in consideration for (i) 6,900,000 shares of newly issued IAN Class B common stock, par value $0.0001 per share of common stock, and (ii) in the event that at any time after the closing but prior the fifth anniversary of the closing date of the transaction, the average closing trading price on the NYSE Amex (or on another national securities market on which the Company’s common stock is then quoted for trading) of IAN common stock for 20 consecutive trading days equals or exceeds the following per share amounts: (i) $12, (ii) $13, (iii) $14, (iv) $15 and (v) $16 per share then the consideration payable to the shareholders of Patriot shall be increased by an additional 1,000,000 shares of newly issued IAN Class B common stock for reaching each of the foregoing per share amounts. The holders of substantially all of Patriot’s issued and outstanding capital stock have agreed not to sell the IAN Class B common stock received in the transaction for a period of 12 months from the closing. IAN stockholders at the time of closing will become holders of Class A common stock, and such Class A common stock is anticipated to receive a dividend of $0.20 per share per quarter. Such Class A common stock is to receive an aggregate of $2.40 in dividends, inclusive of any quarterly dividends, on or prior to a change of control transaction or a liquidation. Class B Common Stock will not receive dividends.

The transaction is subject to customary closing conditions. In addition, the closing is conditioned on (a) the approval of the holders of a majority of the shares of IAN’s common stock issued in IAN’s initial public offering, (b) fewer than thirty percent (30%) of the shares of IAN common stock issued in IAN’s initial public offering voting against the transaction and electing to convert their shares into cash in accordance with IAN’s amended and restated certificate of incorporation, (c) regulatory approval, (d) amendment of outstanding warrants and redemption of such warrants and (e) a minimum of $35,000,000 in cash at closing net of transaction expenses and share and warrant redemptions. A copy of the Agreement is attached hereto as Exhibit 2.1

Item 8.01 Other Events.

On April 24, 2009, IAN issued a press release regarding the matters described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

IMPORTANT ADDITIONAL INFORMATION

Additional information about the transaction, including financial information and an informational slide show, is expected to be released in the near future. IAN will file with the Securities and Exchange Commission (“SEC”) all applicable documents including a preliminary proxy statement, and will mail a definitive proxy statement and other relevant documents to IAN stockholders. A copy of these filings will be available when filed on the SEC website (http://www.sec.gov), and may also be found on the Inter-Atlantic Financial website at http://www.interatlanticfinancial.com/.

IAN and Patriot and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting of IAN’s stockholders to be held to approve the proposed business combination. IAN stockholders and other interested persons are urged to read, when available, IAN’s preliminary proxy statement and definitive proxy statement in connection with IAN’s solicitation of proxies for the special meeting because these proxy statements will contain important information. Such persons can also read IAN’s final prospectus, dated October 2, 2007, its annual report on Form 10-K for the fiscal year ended December 31, 2008 and other reports as filed with the SEC for a description of the security holdings of IAN’s officers and directors and their respective interests in the successful consummation of this business combination. The preliminary proxy statement and definitive proxy statement of IAN will contain information with respect to the officers and directors of Patriot. The definitive proxy statement of IAN will be mailed to stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing a request to IAN at: 400 Madison Avenue, New York, NY 10017. The preliminary proxy statement and definitive proxy statement, once available, and the final prospectus and other filings of IAN can also be obtained, without charge, at the SEC website (http://www.sec.gov).

Item 9.01(d) Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of April 23, 2009, by and among Inter-Atlantic Financial Inc., Patriot Risk Management, Inc., and the shareholders of Patriot Risk Management, Inc. who are a signatory to the Agreement.*
99.1	Press Release dated April 24, 2009.

* Schedules have been omitted and IAN agrees to furnish supplementally to the Commission a copy of any omitted schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

INTER-ATLANTIC FINANCIAL, INC.

By: /s/ Andrew S. Lerner
Andrew S. Lerner
Chief Executive Officer

Dated: April 27, 2009

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of April 23, 2009, by and among Inter-Atlantic Financial Inc., Patriot Risk Management, Inc., and the shareholders of Patriot Risk Management, Inc. who are a signatory to the Agreement.*
99.1	Press Release dated April 24, 2009.

* Schedules have been omitted and IAN agrees to furnish supplementally to the Commission a copy of any omitted schedules upon request.